Exhibit 99.1

Union Pacific Elects Sheri Edison to Board of Directors

FOR IMMEDIATE RELEASE

OMAHA, Neb., Sept. 30, 2021 – Union Pacific Corporation today announced Sheri Edison has been elected to the company’s board of directors, effective Dec. 1.

Edison most recently served as executive vice president and general counsel for Amcor plc, a global leader in packaging for products spanning the food, beverage, pharmaceutical, medical, home and personal care sectors, with approximately 50,000 employees across more than 40 countries from 2019 until her retirement in June 2021.

“Sheri is a well-respected executive in the medical device and packaging industries who brings strong leadership experience across a unique combination of sectors to our board,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “Her vast experience leading critical business functions during her career will be beneficial to Union Pacific. We are extremely pleased to welcome her to the board."

Edison previously held the role of senior vice president, chief legal officer and secretary for Bemis Company, Inc. until it was acquired by Amcor, as well as senior vice president, chief administrative officer of the medical device company Hill-Rom Holdings, Inc. Prior to these positions, Edison served in multiple senior legal roles at other leading companies and as an attorney in private practice.

Currently, Edison serves on the board of directors for American Family Insurance and Cardinal Health, and on the board of visitors of the University of Wisconsin Waisman Center. She formerly served on the board of directors of AK Steel where she chaired the nominating and corporate governance committee. She is a member and fellow of the National Association of Corporate Directors, and an alumnae of the DirectWomen Board Institute.

Edison holds a Juris Doctor from Northwestern University School of Law and a Bachelor of Arts in History and Journalism from the University of Southern California.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at .

Union Pacific Media Contact:

Kristen South

402-619-9317

kmsouth@up.com

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